Exhibit 2.1

REORGANIZATION AND EXCHANGE AGREEMENT

REORGANIZATION AND EXCHANGE AGREEMENT (this “Agreement”), dated as of                          , 2007, by and among JMP Group LLC, a Delaware limited liability company (the “Company”), JMP Holdings Inc., a Delaware corporation and Member of the Company (“Holdings”) and Joseph A. Jolson, as representative of the Shareholders (as such term is defined below) and as the attorney-in-fact and agent for and on behalf of each Shareholder (“Representative”). The Company, Holdings and Representative are referred to herein individually as a “Party” and collectively as “Parties.” Capitalized terms used in this Agreement shall have the same meaning set forth in the LLC Agreement, unless a different meaning is set forth herein, in which case such terms shall have the meaning set forth herein.

RECITALS

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “DLLCA”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on April 12, 1999 under the name Jolson Merchant Partners LLC, which was amended on August 10, 2004 to change the name of the Company to JMP Group LLC, and was further amended from time to time thereafter;

WHEREAS, the Limited Liability Company Agreement of the Company was initially entered into as of April 12, 1999, subsequently amended and restated as of September 30, 1999, June 1, 2004 and August 18, 2004, and further amended on December 20, 2004 and June 30, 2005 (as so amended, the “LLC Agreement”);

WHEREAS, the Company currently has Class A Common Interests (“Class A Common Interests”) and Class B Common Interests (“Class B Common Interests” and, collectively with Class A Common Interests, “Membership Interests”) issued and outstanding;

WHEREAS, Holdings currently holds Class B Common Interests of approximately 6.85% of the aggregate outstanding Membership Interests of the Company;

WHEREAS, the Executive Committee of the Company has requested that Holdings effect an initial public offering (the “IPO”);

WHEREAS, in anticipation of the IPO, pursuant to Section 5.14 of the LLC Agreement, all Shareholders agree to take all actions necessary or advisable (as requested by the Executive Committee) to exchange their Membership Interests for Holdings Common Stock (the “Exchange”) and take such other actions as may be necessary or advisable for the Company to become a wholly-owned subsidiary of Holdings (“Corporate Conversion”);

WHEREAS, pursuant to Section 5.14 of the LLC Agreement, no consent or vote of any current Member or non-Member holder of Membership Interests (a “Shareholder” and, collectively, the “Shareholders”) is necessary to effect a Corporate Conversion if such Corporate Conversion is determined by the Executive Committee, in its sole discretion, to be advantageous to the Company and its Members;

WHEREAS, the Executive Committee has determined in good faith that such Corporate Conversion would be advantageous to the Company and its Members;

WHEREAS, the Corporate Conversion affords them substantially equivalent ownership interests in Holdings as they currently have in the Company;

WHEREAS, pursuant to Article XI of the LLC Agreement, Representative has been appointed as attorney-in-fact for the Shareholders with respect to, among other things, the execution of all documents and assignment, transfer and delivery of all Membership Interests in connection with the Exchange without any further notice to or action by the Shareholders;

WHEREAS, the Parties intend for the Exchange to be part of a tax-free exchange governed by Section 351of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

EXCHANGE OF SHARES; CLOSING

Section 1.1 Exchange of Shares.

(a) Subject to the terms and conditions set forth herein, upon the Closing (defined below) Holdings shall issue to each Shareholder the number of shares of Holdings Common Stock (such shares being referred to herein in the aggregate for all Shareholders as the “Shares”) set forth opposite such Shareholder’s name on Schedule I hereto, in exchange for the Membership Interests owned by such Shareholders as set forth next to each Shareholder’s name on Schedule I. Holdings will issue Shares in either certificated or uncertificated form as determined by Holdings.

(b) The Representative shall deliver to Holdings at the Closing a such instruments, executed on behalf of the Shareholders, authorizing the assignment and transfer to Holdings of the Membership Interests owned by the Shareholders as set forth next to each Shareholder’s name on Schedule I.

Section 1.2 The Closing. The closing of the Exchange shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, as soon as possible after satisfaction of the conditions set forth in Article IV, or at such other time and place as the Parties mutually agree upon orally or in writing (which time and place are designated as the “Closing”).

Section 1.3 Effect of the Closing. Effective as of the Closing,

(a) The following agreements shall be deemed terminated and no longer in effect: (i) the Holdings Stockholders Agreement; and (ii) Services Agreement, dated August 18, 2004, by and between the Company and Holdings;

(b) The Certificate of Incorporation of Holdings shall be amended and restated in the form of Exhibit A hereto; and

(c) The Bylaws of Holdings shall be amended and restated in the form of Exhibit B hereto.

Section 1.4 Board. The Company and Holdings shall take all action to cause the current directors and officers of Holdings to resign all of their positions with Holdings and the Board of Directors of Holdings and the members of the Board of Holdings shall be those persons set forth on Annex I.

Section 1.5 Committee Charters. No later than the Closing, Holdings and the Company shall take all necessary actions to ensure that Charters for the Audit, Compensation and Nominating Committees of Holdings in the form of Exhibit C, and D and E hereto, be adopted.

Section 1.6 Other Agreements Relating to Exchange. In the event that the IPO is not consummated within five business days following the Closing, the Parties shall cause a reverse stock exchange, in which each Shareholder shall hold membership interests substantially identical to the Membership Interests that such Shareholder holds in the Company immediately prior to the Closing, unless otherwise agreed by the Parties. For purposes of this Agreement, the term “business day” means any day other than (x) a Saturday or Sunday or (y) a day on which banking institutions located in the City of New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

Section 1.7 Limited Liability Company Agreement. Upon consummation of the transactions contemplated by this Agreement, the LLC Agreement shall be replaced by the limited liability company agreement attached as Exhibit F hereto, until thereafter amended as provided therein or by applicable law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Holdings. Holdings represents and warrants to the Company and Representative as of the date hereof, and as of immediately prior to the Closing, as follows:

(a) Capital Structure.

(i) The authorized capital stock of Holdings consists of              shares of common stock, par value $0.001 per share (“Holdings Common Stock”). As of the date hereof,              shares of Holdings Common Stock were issued and outstanding. Upon the consummation of the IPO,              shares of Common Stock will be outstanding.

(ii) All of the outstanding shares of Holdings Common Stock are duly authorized and validly issued, fully paid and nonassessable. Upon issuance of the Holdings Common Stock in the IPO, all shares of Holdings Common Stock so issued will be duly authorized, validly issued, and when delivered against payment therefore, will be fully paid and non-assessable. Except as set forth on Schedule 2.1(a) and except as contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of Holdings issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Holdings, obligating Holdings to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of Holdings or to otherwise make any payment in respect of any such shares; and (iii) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of Holdings.

(b) Organization, Standing and Power. Holdings (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to carry on its business as now contemplated to be conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification or licensing necessary.

(c) Authority, Due Execution and Binding Effect. Holdings has all requisite power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Holdings have been duly authorized by all necessary action on the part of Holdings. This Agreement has been duly executed and delivered by Holdings and constitutes its respective valid and binding obligation, enforceable against Holdings in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Government Approvals. No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for (i) the valid execution, delivery and performance of this Agreement, (ii) the Exchange of the Shares hereunder, or (iii) the conduct of the business of Holdings after the Closing in substantially the manner as currently conducted and as proposed to be conducted after the Closing, except those that have been made and securities law filings required to be made subsequent to the Closing.

(e) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Holdings of the transactions contemplated by this Agreement will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Holdings; (ii) conflict with, or result in any violation of, any applicable laws or (iii) conflict with, or result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the property of Holdings pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation (each, a “Contract”), written or oral, to which Holdings is a party or by which it or any of its properties or assets may be bound.

Section 2.2 Representations and Warranties of the Company. The Company represents and warrants to Holdings and Representative as of the date hereof, and as of immediately prior to the Closing, as follows:

(a) Capital Structure. Schedule 2.2(a) sets forth the capitalization of the Company as of the date hereof. Except as set forth on Schedule 2.2(a) and except as contemplated by this Agreement and the LLC Agreement, as of the date hereof, (a) there are no shares of capital stock of the Company issued or outstanding; (b) there are no existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of the Company or to otherwise make any payment in respect of any such shares; and (c) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.

(b) Organization, Standing and Power. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification or licensing necessary.

(c) Authority, Due Execution and Binding Effect. The Company has all requisite power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Government Approvals. No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for (i) the valid execution, delivery and performance of this Agreement, (ii) the Exchange of the Shares hereunder, or (iii) the conduct of the business of the Company after the Closing in substantially the manner as currently conducted and as proposed to be conducted after the Closing, except those that have been made and securities law filings required to be made subsequent to the Closing.

(e) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not (i)

conflict with, or result in any violation or breach of, any provision of the LLC Agreement; (ii) conflict with, or result in any violation of, any applicable laws or (iii) conflict with, or result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the property of the Company pursuant to, any of the terms, conditions or provisions of any Contract, written or oral, to which the Company is a party or by which it or any of its properties or assets may be bound.

Section 2.3 Representations and Warranties of the Shareholders and Representative. Representative and each Shareholder represent and warrant to Holdings and the Company, severally and not jointly, as of the Closing, as follows:

(a) Organization, Standing and Power. Such Shareholder (in the case of a Shareholder who is not a natural person) (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Such Shareholder is not a resident of any jurisdiction under the laws of which its Membership Interests or shares of Holdings Common Stock may be deemed to be “community property.”

(b) Authority, Due Execution and Binding Effect. Representative has all requisite power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Representative have been duly authorized by all necessary action on the part of Representative and Shareholders. This Agreement has been duly executed and delivered by Representative and constitutes his valid and binding obligation, enforceable against Shareholders in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Representative of the transactions contemplated by this Agreement will not (i) in the case of a Shareholder who is not a natural person, conflict with, or result in any violation or breach of, any provision of such Shareholder’s organizational documents; (ii) conflict with, or result in any violation of, any applicable laws or (iii) conflict with, or result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the property of such Shareholder pursuant to, any of the terms, conditions or provisions of any Contract, written or oral, to which Shareholder is a party or by which it or any of its properties or assets may be bound.

(d) Ownership of Membership Interest. Such Shareholder is the record and beneficial owner of the Membership Interests, set forth opposite such Shareholder’s name on Schedule I, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Membership Interests other than any such restrictions set forth in the LLC Agreement.)

(e) Purchase for Investment. Such Shareholder is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Shareholder (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risk of such investment.

(f) Investor Status. Such Shareholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act or has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the prospective investment.

(g) Registration Statement. Such Shareholder has read the Registration Statement of Holdings (as defined in Section 4.1(d)(ii) below), together with all subsequent amendments thereto, and, to such Shareholder’s knowledge, such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

COVENANTS

Section 3.1 Consent. Each Party hereto consents to the Exchange, for all purposes, and the other transactions contemplated by this Agreement and ratifies all actions taken prior to the date hereof by any of its respective officers, directors, partners, members, stockholders, representatives or agents in connection with the negotiation and execution of this Agreement.

Section 3.2 Release. Effective at the Closing, in consideration for good and valuable consideration, the sufficiency of which is hereby acknowledged, each Shareholder, as to itself or himself, and its or his past, present and future affiliates, and its and their respective successors, predecessors, assigns, heirs, officers, directors, members, managers, partners, employees, consultants and trustees, hereby releases, acquits and forever discharges each of Holdings and the Company and its past, present and future affiliates and its and their respective successors, predecessors, assigns, heirs, officers, directors, members, managers, partners, employees, consultants and trustees, in respect of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against such other person, which the releasing person has or ever had which arise out of or in any way related or are incidental to events, circumstances or actions taken by such other person prior to the Closing; provided, however, that the foregoing general release shall not affect any person’s right to enforce this Agreement.

Section 3.3 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement or under applicable laws to satisfy the conditions set forth in Article IV, to consummate the Exchange and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) each Party shall use its best efforts to cause the Exchange to qualify, and will not (both before and after consummation of the Exchange) take any actions which could reasonably be expected to prevent the Exchange from qualifying as part of an exchanges governed by Section 351 of the Code, and (ii) each Party shall cooperate in enabling the Company to obtain the opinion of Morrison & Foerster LLP described in Section 4.1(e) of this Agreement. In connection therewith, each Party shall deliver to such counsel customary representation letters in form and substance satisfactory to such counsel.

Section 3.4 Publicity. Each Party hereto shall, and shall use its best efforts to cause its respective officers, directors, partners, members, stockholders, representatives or agents to, keep confidential all information that is not generally known to the public in connection with the Exchange and the other transactions contemplated by this Agreement; provided, however, that any Party may disclose any such information as and to the extent required by any applicable laws. In the event that any disclosure contemplated by the proviso to the foregoing sentence is requested in any proceeding, the Party that contemplates making such disclosure shall promptly provide the other Parties hereto with prior written notice of such request so that such other Parties may seek an appropriate protective order or any other action that they may deem proper under the circumstances.

Section 3.5 Expenses. Unless otherwise provided in this Agreement, whether or not the Exchange is consummated, all costs and expenses incurred in connection with this Agreement and the Exchange and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

Section 3.6 Indemnification.

(a) Each of the Company and Holdings agrees that, from and after the Closing, it will indemnify and hold harmless each present and former officer, director, partner, member, stockholder, representative or agent of the Company and Holdings, (when acting in such capacity) determined as of the Closing (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to this Agreement, the LLC Agreement or the Exchange and the other transactions contemplated by this Agreement, whether existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing to the fullest extent that the Company or Holdings would have been permitted under applicable laws and their respective certificate of incorporation or bylaws or other similar governing instruments in effect on the date hereof to indemnify such person (and each of the Company and Holdings shall also advance expenses as incurred to the fullest extent permitted under applicable laws; provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 3.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and Holdings thereof, but the failure to so notify shall not relieve the Company or Holdings of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party.

(c) Notwithstanding Section 6.8, the provisions of this Section 3.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligation of each Party to effect the Exchange is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Regulatory Approvals. All notices, reports, applications and other filings required to be made prior to the Closing by the Parties or any of their respective subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Closing by any Party or any of their respective subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity in connection with the execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated by this Agreement by the Parties shall have been made or obtained, as the case may be.

(b) Litigation. No court or any other governmental or regulatory authority, agency, commission, body or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Exchange or any of the other transactions contemplated by this Agreement (collectively, an “Order”), and no governmental entity or any other person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

(c) IPO. (i) An underwriting agreement with the prospective underwriters in connection with an IPO shall have been entered into by Holdings and all conditions to the underwriters’ obligations with respect to the first closing under such underwriting agreement shall have been satisfied; and (ii) the Registration Statement of Holdings on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with an IPO shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the Securities and Exchange Commission.

(d) Tax Opinion. The Company shall have received an opinion of Morrison & Foerster LLP, counsel to the Company, in form and substance reasonably satisfactory to the

Company, on the basis of certain facts, representations (including those contained in the representation letters described in Section 3.3 of this Agreement) and assumptions set forth in such opinion, to the effect that, for U.S. federal income tax purposes, the Exchange will be treated as part of a tax-free exchange governed by Section 351 of the Code.

(e) Representations and Warranties. The representations and warranties of the Parties and the Shareholders shall be true and correct in all material respects as of immediately prior to the Closing.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate and the Exchange and the other transactions contemplated by this Agreement shall be abandoned, at any time prior to the Closing, if:

(a) the Exchange and the other transactions contemplated by this Agreement have not been consummated within three months of the date hereof (the “End Date”);

(b) there shall be any law or regulation of any governmental entity that makes consummation of the Exchange or the other transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any court or governmental entity of competent jurisdiction enjoining the Shareholders or Stockholders from consummating the Exchange or the other transactions contemplated by this Agreement is entered;

(c) the Parties hereto agree to terminate this Agreement upon mutual consent;

(d) the Company determines that the consummation of an IPO is impractical prior to the End Date; or

(e) any voluntary or involuntary proceeding is commenced in a court of competent jurisdiction seeking relief in respect of the Company under Title 11 of the United States Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Section 5.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Exchange pursuant to this Article V, this Agreement shall become void and be of no further force and effect (except as provided in Section 6.1), with no liability on the part of any Party hereto (or of any of its directors, officers, partners, members, stockholders, employees, agents, legal and financial advisors or other representatives) by reason of this Agreement. In the event of termination of this Agreement and the abandonment of the Exchange pursuant to this Article V, each Shareholder shall continue to have rights substantially identical to those associated with Membership Interests held by such Shareholder on the date hereof under the LLC Agreement.

ARTICLE VI

MISCELLANEOUS AND GENERAL

Section 6.1 Survival. Section 3.6 and this Article VI shall survive the consummation of the Exchange. Section 3.6, Section 5.2 and this Article VI shall survive the termination of this Agreement. All other covenants and agreements in this Agreement shall not survive the consummation of the Exchange or the termination of this Agreement.

Section 6.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Closing, this Agreement may be amended, modified or supplemented in writing by the Parties hereto.

Section 6.3 Waiver of Conditions. Except as set forth in Section 6.2, the conditions to each of the Parties’ obligations to consummate the Exchange are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

Section 6.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 6.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT

SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

Section 6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company:

JMP Group LLC

600 Montgomery Street

San Francisco, CA 94111

Attention: Janet L. Tarkoff

fax: (415) 835-8920

(with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Bruce A. Mann, Esq.

fax: (415) 268-7522)

if to Holdings

JMP Group, Inc.

600 Montgomery Street

San Francisco, CA 94111

Attention: Janet L. Tarkoff

fax: (415) 835-8920

(with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Bruce A. Mann, Esq.

fax: (415) 268-7522)

if to the Shareholders:

600 Montgomery Street

San Francisco, CA 94111

Attention: Joseph A. Jolson

fax: (415) 835-8920

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

Section 6.7 Entire Agreement. This Agreement (including any exhibits and schedules attached hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 6.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than those persons specifically provided for herein or the Parties who are signatories hereto any rights or remedies hereunder.

Section 6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.10 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date and year first written above.

JMP Group LLC

By:
Name:
Title:

JMP Holdings Inc.

By:
Name:
Title:

Representative and Attorney-in-Fact

By:
Name:	Joseph A. Jolson
Title:	Manager of, and Attorney-in-Fact for the Members and Non-Member holders of Membership Interests in, JMP Group LLC

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]